For more information contact:	Analysts - Beth Baum or Krista Kochivar (253) 924-2058
Media - Kate Tate (206) 467-3676
Weyerhaeuser Reports First Quarter Results

•	Merged with Plum Creek on February 19, 2016

•	Net earnings before special items increased 24 percent compared with fourth quarter 2015

•	Repurchased $863 million, or 31 million shares, at an average price of $27.49 in the quarter

FEDERAL WAY, Wash. (May 6, 2016) - Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings to common shareholders of $70 million, or $0.11 per diluted share, on net sales of $1.8 billion. This compares with net earnings of $90 million, or $0.17 per diluted share, on net sales of $1.7 billion for the same period last year.

Excluding after-tax charges of $80 million for special items, the company reported net earnings of $150 million, or $0.24 per diluted share for the first quarter. This compares with net earnings before special items of $99 million for the same period last year and $121 million for fourth quarter 2015.

Special items for the first quarter of 2016 are primarily comprised of $98 million of after-tax merger related costs, partially offset by a $22 million after-tax gain on the sale of the company's Federal Way headquarters campus.

“I am extremely proud of the work of our employees in the first quarter, as we closed the Plum Creek merger, delivered solid operating performance across each of our businesses, and completed about 35 percent of our $2.5 billion share repurchase authorization,” said Doyle R. Simons, president and CEO. “These accomplishments, and the recently announced sale of our pulp mills to International Paper, illustrate our commitment to a focused portfolio, industry-leading performance and disciplined capital allocation. We are making solid progress on merger integration and synergies, and look forward to building on that strong foundation as we work together to be the world’s premier timber, land, and forest products company and drive exceptional value for shareholders."

WEYERHAEUSER FINANCIAL HIGHLIGHTS

Weyerhaeuser merged with Plum Creek Timber Company, Inc. (Plum Creek) on February 19, 2016. Consolidated results for the first quarter of 2016 as presented below include the results of Plum Creek for the period February 19, 2016 through March 31, 2016. The financial statements included within this release do not include Plum Creek's financial results for any period prior to the merger date.

As a result of the merger and related organizational changes, we have revised our business segments. Results for fiscal periods prior to first quarter 2016 have been revised to conform to the new segments. Additional information is included in segment Financial Highlights below.

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2015	2016	2015
(millions, except per share data)	4Q	1Q	1Q
Net sales	$1,741	$1,835	$1,727
Adjusted EBITDA (1)	361	413	343

Net earnings attributable to Weyerhaeuser common shareholders	$59	$70	$90
Weighted average shares outstanding, diluted(2)	514	635	527
Earnings per diluted share	$0.11	$0.11	$0.17

Net earnings before special items (3)	$121	$150	$99
Earnings per diluted share before special items	$0.24	$0.24	$0.19

Cash and cash equivalents at end of period	$1,012	$415	$1,158

(1) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income from continuing operations, adjusted for depreciation, depletion, amortization, basis in real estate sold, pension and postretirement costs not allocated to business segments and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

(2) In the first quarter of 2016, Weyerhaeuser issued approximately 279 million shares in conjunction with the Plum Creek merger transaction. Following the completion of the merger, Weyerhaeuser repurchased approximately 31 million shares under the $2.5 billion repurchase program announced in conjunction with the merger transaction. At the end of the first quarter of 2016, the company had approximately 759 million common shares outstanding.

(3) After-tax special items for first quarter 2016 include $98 million of Plum Creek merger related costs, a $22 million gain on the sale of the company’s Federal Way headquarters campus, and $4 million of restructuring charges. Special items for fourth quarter 2015 include a non-cash charge for Weyerhaeuser's share of an asset impairment by the newsprint and publishing papers venture, Plum Creek merger related costs, a benefit from the expiration of the company's built-in gains tax period, and restructuring charges related to closing four distribution centers. Special items for the first quarter 2015 include a non-cash charge for impairment on a nonstrategic asset.

TIMBERLANDS

The Timberlands segment includes sales of logs, stumpage and pay-as-cut timber, recreational lease revenue, and our operations in Uruguay. Sales of higher and better use properties, non-core timberlands and royalties related to minerals and oil and gas assets are now reported as part of the Real Estate, Energy and Natural Resources segment. Western Timberlands includes timberland operations in Washington and Oregon. Southern Timberlands includes timberland operations for all Southern states. Northern Timberlands includes timberland operations in Montana, the Lake States, New England and West Virginia.

FINANCIAL HIGHLIGHTS (millions)	4Q 2015	1Q 2016	Change
Net sales	$517	$609	$92
Adjusted EBITDA	$160	$199	$39
Contribution to pre-tax earnings	$107	$129	$22
1Q 2016 Performance - Western fee harvest increased due to higher volume from legacy Weyerhaeuser Timberlands and a partial quarter of Plum Creek harvest. Average Western log realizations declined slightly due to mix as a result of a higher proportion of domestic log sales.

In the South, fee harvest volumes increased as a partial quarter of Plum Creek harvest more than offset seasonally lower harvest volumes from legacy Weyerhaeuser lands, and silviculture expense declined due to wet weather. These factors were partially offset by lower average realizations for Southern logs due to a higher mix of pulpwood from Plum Creek operations. Average realizations for legacy Weyerhaeuser Southern logs were comparable to the fourth quarter.

2Q 2016 Outlook - Weyerhaeuser anticipates comparable earnings and higher Adjusted EBITDA from the Timberlands segment in the second quarter. Higher fee harvest volumes from a full quarter of Plum Creek operations will be offset by seasonally higher Southern silviculture costs, higher Western logging expenses and slightly lower average realizations for Western and Southern logs, primarily due to mix. Non-cash depletion and amortization charges will also be higher due to the increased basis associated with the acquisition accounting.

REAL ESTATE, ENERGY AND NATURAL RESOUCES

The Real Estate, Energy and Natural Resources Segment includes sales of higher and better use properties, non-core timberlands, and royalties related to minerals and oil and gas assets. These results were formerly reported in Weyerhaeuser’s Timberlands segment. The segment also includes the results from equity interest in Plum Creek Real Estate development joint ventures.

FINANCIAL HIGHLIGHTS (millions)	4Q 2015	1Q 2016	Change
Net sales	$32	$39	$7
Adjusted EBITDA	$33	$34	$1
Contribution to pre-tax earnings	$27	$15	($12)
1Q 2016 Performance - Seasonally lower legacy Weyerhaeuser Real Estate sales and lower oil and gas royalties were partially offset by earnings from Plum Creek operations. Adjusted EBITDA improved slightly in the first quarter. The basis of Plum Creek Real Estate properties sold during the quarter approximated sales price as the land was marked to fair value as part of the merger's acquisition accounting.

2Q 2016 Outlook - Weyerhaeuser expects comparable earnings and Adjusted EBITDA from the Real Estate, Energy and Natural Resources segment in the second quarter.
WOOD PRODUCTS
The Wood Products segment includes sales of softwood lumber, engineered wood products, oriented strand board, plywood, medium density fiberboard and building materials distribution.

FINANCIAL HIGHLIGHTS (millions)	4Q 2015	1Q 2016	Change
Net sales	$943	$1,001	$58
Adjusted EBITDA	$75	$117	$42
Contribution to pre-tax earnings before special items	$48	$87	$39
Pre-tax charge for special items	($8)	$0	$8
Contribution to pre-tax earnings	$40	$87	$47
1Q 2016 Performance - Operating rates increased and unit manufacturing costs improved across most product lines in the quarter. Higher sales realizations for lumber were partially offset by slightly lower sales realizations for oriented strand board.
2Q 2016 Outlook - Weyerhaeuser expects significantly higher earnings and Adjusted EBITDA from the Wood Products segment in the second quarter primarily due to higher sales realizations for lumber and oriented strand board.

CELLULOSE FIBERS
The Cellulose Fibers segment includes sales of pulp, liquid packaging board and results from an equity interest in a newsprint and publishing papers venture.

FINANCIAL HIGHLIGHTS (millions)	4Q 2015	1Q 2016	Change
Net sales	$475	$430	($45)
Adjusted EBITDA	$105	$68	($37)
Contribution to pre-tax earnings before special items	$64	$28	($36)
Pre-tax charge for special items	($84)	$0	$84
Contribution to pre-tax earnings	($20)	$28	$48
1Q 2016 Performance - Average sales realizations declined and pulp sales volumes decreased slightly. Maintenance costs rose due to additional scheduled outage days compared to the fourth quarter.

Fourth quarter special items included a non-cash charge for Weyerhaeuser's share of an asset impairment recorded by the newsprint and publishing papers venture.
2Q 2016 Outlook - Weyerhaeuser expects higher earnings and Adjusted EBITDA from the Cellulose Fibers segment in the second quarter. The company anticipates higher average sales realizations due to mix and slightly lower fiber and energy costs.

STRATEGIC REVIEW OF CELLULOSE FIBERS
On May 2, 2016, Weyerhaeuser announced an agreement to sell its Cellulose Fibers pulp mills to International Paper for $2.2 billion in cash. This announcement completes the first phase of the company’s strategic review of the Cellulose Fibers business. The transaction with International Paper does not include Weyerhaeuser's liquid packaging board facility or newsprint and publishing papers venture. The company's review of those assets is ongoing. Weyerhaeuser expects to use a substantial portion of the estimated $1.6 billion after-tax proceeds for repayment of term loans issued in conjunction with the company's previously announced $2.5 billion share repurchase program.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2015, Weyerhaeuser and Plum Creek, on a combined basis, generated approximately $8.5 billion in net sales and employed nearly 14 thousand people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on May 6 to discuss first quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on May 6.

To join the conference call from within North America, dial 877-296-9413 (access code: 3192732) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 3192732). Replays will be available for two weeks at 855-859-2056 (access code: 3192732) from within North America and at 404-537-3406 (access code: 3192732) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and various assumptions that are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words.

This release contains forward-looking statements regarding the company's expectations during the second quarter of 2016, including with respect to: earnings; log realizations and dispositions of non-core timberlands; sales volumes across Wood Products product lines, log and manufacturing costs and expected realizations for lumber and oriented strand board in Wood Products; and maintenance and capital costs, and realizations for pulp in Cellulose Fibers.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;

•
market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•
market demand for the company’s products, including market demand for our timberland properties that have higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	the successful execution of our internal plans and strategic initiatives,

•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles;

•	changes in implementation of acquisition accounting; and

•	other factors described under “Risk Factors” in our 2015 Annual Report on Form 10-K and in our Registration Statement on Form S-4/A filed on December 23, 2015.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro, yen and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports and disruptions in shipping and transportation also may affect the company.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS
We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Cellulose Fibers	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings						$81
Interest expense, net of capitalized interest						97
Income taxes						20
Net contribution to earnings	$129	$15	$87	$28	$(61)	$198
Equity (earnings) loss from joint ventures	—	—	—	2	(5)	(3)
Interest income and other	—	—	—	—	(9)	(9)
Operating income	129	15	87	30	(75)	186
Depreciation, depletion and amortization	70	2	30	38	2	142
Basis of real estate sold	—	17	—	—	—	17
Non-operating pension and postretirement credits	—	—	—	—	(12)	(12)
Special items(1)	—	—	—	—	80	80
Adjusted EBITDA	$199	$34	$117	$68	$(5)	$413

(1)
Pre-tax special items include: a $36 million gain on the sale of nonstrategic assets, $110 million of Plum Creek merger-related costs, and $6 million of charges for restructuring, closures and asset impairments.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2015:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Cellulose Fibers	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings						$70
Interest expense, net of capitalized interest						88
Income taxes						(19)
Net contribution to earnings	$107	$27	$40	$(20)	$(15)	$139
Equity (earnings) loss from joint ventures	—	—	—	87	—	87
Interest income and other	—	—	—	—	(9)	(9)
Operating income	107	27	40	67	(24)	217
Depreciation, depletion and amortization	53	1	27	38	1	120
Basis of real estate sold	—	5	—	—	—	5
Non-operating pension and postretirement credits	—	—	—	—	(3)	(3)
Special items(1)	—	—	8	—	14	22
Adjusted EBITDA	$160	$33	$75	$105	$(12)	$361

(1)    Pre-tax special items include: $14 million of Plum Creek merger-related costs and $8 million of charges for restructuring, closures and asset impairments.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2015:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Cellulose Fibers	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings						$101
Interest expense, net of capitalized interest						83
Income taxes						19
Net contribution to earnings	$139	$23	$62	$33	$(54)	$203
Equity (earnings) loss from joint ventures	—	—	—	6	—	6
Interest income and other	—	—	—	—	(9)	(9)
Operating income	139	23	62	39	(63)	200
Depreciation, depletion and amortization	53	—	26	39	5	123
Basis of real estate sold	—	10	—	—	—	10
Non-operating pension and postretirement credits	—	—	—	—	(3)	(3)
Special items(1)	—	—	—	—	13	13
Adjusted EBITDA	$192	$33	$88	$78	$(48)	$343

(1)    Pre-tax special items include: a $13 million non-cash impairment charge related to a nonstrategic asset.

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